EXHIBIT 99.1

News Release

Westmoreland Promotes Joseph E. Micheletti to Chief Operating Officer;
Appoints Jeffrey S. Stein as Chief Investment Officer;
Forms Board-Level Operations Committee

Englewood, CO – October 19, 2017 – Westmoreland Coal Company (Nasdaq:WLB) today announced that it has promoted Joseph E. Micheletti to Chief Operating Officer. Mr. Micheletti joined Westmoreland in 1998 and has held various positions of increasing responsibility including, most recently, Executive Vice President and Chief Technical Officer. During his nearly 20 years with Westmoreland, Mr. Micheletti has also served as Senior Vice President of Coal Operations and has led the company’s production, maintenance, processing, and engineering functions. Mr. Micheletti also proudly serves as a director of the Rocky Mountain Coal Mining Institute.

“This is a well-deserved promotion for Joe, who has been essential to Westmoreland’s success,” said Kevin Paprzycki, Westmoreland’s Chief Executive Officer. “Joe has extensive experience and an outstanding track record as a leader at Westmoreland during the last two decades. He has led the teams responsible for over-achieving our expectations on the acquisitions we have made in the past several years.”

Mr. Micheletti replaces Westmoreland’s former President and Chief Operating Officer, John Schadan. Paprzycki said, “I am thankful to John for his contributions to Westmoreland and wish him well as he pursues other opportunities.”

Separately, the board has engaged Jeffrey S. Stein to serve as Chief Investment Officer to help lead shareholder value initiatives. Mr. Stein will continue serving on Westmoreland’s board of directors, a position as he has held since August 2016. Mr. Stein is the Founder and remains the Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to institutional investors.

“Jeffrey’s significant capital markets expertise and his depth of understanding of capital allocation and structure makes him the ideal candidate to serve as our Chief Investment Officer,” said Jan B. Packwood, Chairman of the Board of Westmoreland. “We are confident in his ability to lead our efforts as we seek to optimize Westmoreland’s capital structure and maximize shareholder value.”

In addition, the board of directors has formed an Operations Committee to assist Westmoreland in fulfilling its responsibilities pertaining to matters most likely to affect shareholder value, including capital structure optimization, oversight of operational leadership and harnessing internal opportunities to drive greater value potential. To this end, Westmoreland recently engaged an external management consulting firm to review its business processes, make recommendations aimed at creating further efficiencies, and identify opportunities for driving greater value.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant.  Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP).  For more information, visit www.westmoreland.com.

For further information please contact

EXHIBIT 99.1

Gary Kohn
Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com